Cheviot


Contact:          Thomas J. Linneman                      For immediate release
                  President and Chief Executive Officer
                  513-661-0457



       Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings


CINCINNATI, Ohio - January 22, 2007 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, reported net earnings for the fourth quarter of 2006 of $392,000, or $0.04 cents per share compared with net earnings of $530,000, or $0.05 cents per share for the fourth quarter of 2005. Net earnings for the year ended December 31, 2006 were $1.7 million, or $0.18 per share, a decrease of $456,000, or $0.04 per share from the $2.2 million, or $0.22 per share of net earnings in 2005.

The $138,000 decline in 2006 fourth quarter net earnings is due to a $128,000 decrease in net interest income after provision for loan losses and an increase in general, administrative and other expenses of $99,000, which were partially offset by a $91,000 decrease in the provision for federal income taxes.

For the year ended December 31, 2006, the decrease in net earnings reflected a decrease of $480,000 in net interest income after provision for loan losses and an increase of $352,000 in general, administrative and other expenses, which were partially offset by an increase of $94,000 in other income, and a $282,000 decrease in the provision for federal income taxes. The decrease in net interest income reflects the continued adverse impact of the inverted yield curve, while the increase in general, administrative and other expenses reflects the opening of two new branch locations, as well as normal increase in operating expenses.

At December 31, 2006, Cheviot Financial Corp. had consolidated total assets of $309.8 million, total liabilities of $237.6 million, including deposits of $205.5 million, and shareholders' equity of $72.2 million, or 23.3% of total assets.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio, as well as one loan production office in West Chester, Ohio.

                                      # # #

Unaudited financial statements follow.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                      December 31,                       December 31,
                     ASSETS                                                2006                               2005

Cash and cash equivalents                                               $ 5,490                            $ 9,103
Investment securities                                                    49,427                             48,638
Loans receivable                                                        241,178                            222,711
Other assets                                                             13,672                             11,339
                                                                   -------------                     --------------
      Total assets                                                    $ 309,767                          $ 291,791
                                                                   =============                     ==============

      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                              $ 205,450                          $ 181,238
Advances from the FHLB                                                   29,236                             33,209
Other liabilities                                                         2,905                              2,534
                                                                   -------------                     --------------
      Total liabilities                                                 237,591                            216,981

Shareholders' equity                                                     72,176                             74,810
                                                                   -------------                     --------------
      Total liabilities and shareholders' equity                      $ 309,767                          $ 291,791
                                                                   =============                     ==============






                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                          Year ended                      Three months ended
                                                          December 31,                       December 31,
                                                     2006              2005             2006             2005
Total interest income                                 $ 16,509         $ 14,408           $ 4,358          $ 3,803
Total interest expense                                   7,782            5,129             2,222            1,529
                                                     ---------        ---------         ---------        ---------
      Net interest income                                8,727            9,279             2,136            2,274

Provision for losses on loans                               25               97                25               35
                                                     ---------        ---------         ---------        ---------
      Net interest income after provision for losses on l8,702            9,182             2,111            2,239

Other income                                               538              445               139              141
General, administrative and other expense                6,770            6,418             1,698            1,599
                                                     ---------        ---------         ---------        ---------
      Earnings before federal income taxes               2,470            3,209               552              781

Federal income taxes                                       774            1,056               160              251
                                                     ---------        ---------         ---------        ---------
      NET EARNINGS                                     $ 1,696          $ 2,153             $ 392            $ 530
                                                     =========        =========         =========        =========
EARNINGS PER SHARE:
      Basic                                             $ 0.18           $ 0.22            $ 0.04           $ 0.05
                                                     =========        =========         =========        =========
      Diluted                                           $ 0.18           $ 0.22            $ 0.04           $ 0.05
                                                     =========        =========         =========        =========